FOR IMMEDIATE RELEASE:

NVIDIA Reports Financial Results for Third Quarter Fiscal Year 2012

•	Revenue increased 4.9 percent to $1.07 billion from $1.02 billion in the previous quarter.

•	GAAP net income was $178.3 million, or $0.29 per diluted share; non-GAAP net income was $217.0 million, or $0.35 per diluted share.

•	GAAP gross margin increased to 52.2 percent; non-GAAP gross margin increased to 52.5 percent from the second quarter's 51.9 percent. Both are records for the fifth consecutive quarter.
SANTA CLARA, Calif.-Nov. 10, 2011-NVIDIA (NASDAQ: NVDA) today reported revenue of $1.07 billion for the third quarter of fiscal 2012 ended Oct. 30, 2011, up 4.9 percent from the prior quarter, and up 26.3 percent from $843.9 million in the same period a year earlier.

(in millions except per share data)	Q3 FY12 GAAP	Q2 FY12 GAAP	Q3 FY12 NON-GAAP	Q2 FY12 NON-GAAP
Revenue	$1,066.2	$1,016.5	$1,066.2	$1,016.5
Gross margin	52.2%	51.7%	52.5%	51.9%
Operating expenses	$359.6	$351.3	$317.6	$306.0
Net income	$178.3	$151.6	$217.0	$193.5
Earnings per share	$0.29	$0.25	$0.35	$0.32
On a GAAP basis, the company recorded net income of $178.3 million, or $0.29 per diluted share, for the third quarter of fiscal 2012. That compares with net income of $151.6 million, or $0.25 per diluted share, in the prior quarter and $84.9 million, or $0.15 per diluted share, in the same period a year earlier.
On a non-GAAP basis - which excludes stock-based compensation, amortization of acquisition-related intangible assets, other acquisition related costs, and the tax impact associated with these items - net income was $217.0 million, or $0.35 per diluted share. That compares with net income of $193.5 million, or $0.32 per diluted share, in the prior quarter, and net income of $117.4 million, $0.20 per share, in the same period a year earlier.
GAAP gross margin was 52.2 percent, a fifth consecutive record, compared with 51.7 percent in the previous quarter and 46.5 percent in the same period a year earlier. Non-GAAP gross margin, at 52.5 percent, was also a record, and compares with 51.9 percent in the prior quarter and 46.8 percent in the same period a year earlier.
“NVIDIA's strategy is coming into its own, as the world becomes increasingly visual and mobile,” said Jen-Hsun Huang, president and chief executive of NVIDIA. “Our GPU business accelerated in the third quarter, driven by strong demand from gamers and the professional market. And our mobile business benefited from new devices coming onto the market. With Tegra 3 phone wins well ahead of Tegra 2's pace, we're expecting strong growth in the year ahead.”

Outlook
Our outlook for the fourth quarter of fiscal 2012 is as follows:

•	Revenue is expected to be relatively flat, plus or minus two percent, from the third quarter.

•	GAAP and non-GAAP gross margins are expected to be flat to up 0.5 percentage points from the respective GAAP and non-GAAP gross margins in the third quarter.

•	GAAP operating expenses are expected to be approximately $372 million; non-GAAP operating expenses are expected to be approximately $330 million.

•	Our GAAP and non-GAAP tax rates are both expected to be between 14 to 16 percent, excluding any discrete tax events that may occur in the quarter.

We estimate depreciation and amortization for the fourth quarter to be approximately $53 million to $57 million. Capital expenditures are expected to be in the range of $30 to $40 million.

Diluted shares for the fourth quarter are expected to be approximately 618 million.
Third Quarter Fiscal 2012 and Recent Highlights:

•
NVIDIA launched Tegra 3, the world's first quad-core processor for super phones and tablets, bringing PC-class performance levels to tablets and phones. Simultaneously, Asus announced that its Eee Pad Transformer Prime, the first device based on Tegra 3, will be available worldwide in December.

•
In addition, NVIDIA and its partners added three more Tegra®-based superphones to the eight already available - LG Optimus EX, LG Optimus BQ and Motorola Electrify. They also added 13 new tablets, bringing the total to 23. New models include the Asus Slider, Sony Tablet S, Sony Tablet P, Toshiba Scorpio 7”, Acer Iconia A100, Sharp Galapagos E-Reader, Dell Streak 10, Lenovo ThinkPad, and Samsung's Galaxy Tab 8.9.

•
NVIDIA Tesla processors were chosen by Oak Ridge National Laboratory, which will deploy 18,000 of them in its new machine, “Titan,” expected to be the world's fastest supercomputer, with the potential to deliver speeds of over 20 petaflops.

CFO Commentary
Commentary on the quarter by Karen Burns, NVIDIA interim chief financial officer, is available at www.nvidia.com/ir.
Conference Call and webcast Information
NVIDIA will conduct a conference call with analysts and investors to discuss its third quarter fiscal 2012 financial results and current financial prospects today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To listen to the call, please dial (706) 679 2572. A live webcast (listen-only mode) of the conference call will be accessible at the NVIDIA investor relations web site www.nvidia.com/ir and at www.streetevents.com. The webcast will be recorded and available for replay until the company's conference call to discuss its financial results for its fourth quarter fiscal 2012.
Non-GAAP Measures
To supplement NVIDIA's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, and non-GAAP net income, or earnings, per share. In order for NVIDIA's investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of the NVIDIA's previous generation MCP and GPU products, net of insurance reimbursement, stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and the associated tax impact of these items, where applicable. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company's historical financial performance. The presentation of the company's non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company's financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA

NVIDIA (NASDAQ: NVDA) awakened the world to computer graphics when it invented the GPU in 1999. Today, its processors power a broad range of products from smart phones to supercomputers. NVIDIA's mobile processors are used in cell phones, tablets and auto infotainment systems. PC gamers rely on GPUs to enjoy spectacularly immersive worlds. Professionals use them to create visual effects in movies and design everything from golf clubs to jumbo jets. And researchers utilize GPUs to advance the frontiers of science with high-performance computing. The company holds more than 2,100 patents worldwide, including ones covering ideas essential to modern computing. For more information, see www.nvidia.com.

Certain statements in this press release including, but not limited to statements as to: the company's strategy; the pace of Tegra 3 design wins; anticipated company growth in the year ahead; expectation that the world is becoming increasingly visual and mobile; the company's financial outlook for the fourth quarter of fiscal 2012; and the effects of the company's patents on modern computing are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended July 31, 2011. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

© 2011 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Tegra and Tesla are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

###
For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010

Revenue	$1,066,180	$843,912	$3,044,736	$2,656,933
Cost of revenue	509,463	451,850	1,478,232	1,674,202
Gross profit	556,717	392,062	1,566,504	982,731
Operating expenses
Research and development	256,498	204,527	735,743	633,267
Sales, general and administrative	103,129	83,752	304,779	273,495
Total operating expenses	359,627	288,279	1,040,522	906,762
Operating income	197,090	103,783	525,982	75,969
Interest and other income, net	7,697	(198)	12,837	9,294
Income before income tax expense	204,787	103,585	538,819	85,263
Income tax expense	26,514	18,723	73,754	3,768
Net income	$178,273	$84,862	$465,065	$81,495

Basic net income per share	$0.29	$0.15	$0.77	$0.14
Diluted net income per share	$0.29	$0.15	$0.76	$0.14

Shares used in basic per share computation	607,063	577,323	600,563	572,420
Shares used in diluted per share computation	613,560	582,648	614,688	584,500

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	October 30,	January 30,
	2011	2011
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$2,748,354	$2,490,563
Accounts receivable, net	371,261	348,770
Inventories	319,602	345,525
Prepaid expenses and other current assets	60,854	42,092
Total current assets	3,500,071	3,226,950

Property and equipment, net	551,757	568,857
Goodwill	648,053	369,844
Intangible assets, net	342,839	288,745
Deposits and other assets	46,323	40,850
Total assets	$5,089,043	$4,495,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$307,943	$286,138
Accrued liabilities and other current liabilities	578,741	656,544
Total current liabilities	886,684	942,682

Other long-term liabilities	206,960	347,713
Capital lease obligations, long term	21,949	23,389
Stockholders' equity	3,973,450	3,181,462
Total liabilities and stockholders' equity	$5,089,043	$4,495,246

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 31,	October 30,	October 31,
	2011	2011	2010	2011	2010

GAAP gross profit	$556,717	$525,284	$392,062	$1,566,504	$982,731
GAAP gross margin	52.2%	51.7%	46.5%	51.4%	37.0%
Stock-based compensation expense included in cost of revenue (A)	3,049	2,748	2,490	8,274	6,582
Net charge against cost of revenue arising from a weak die/packaging material set (B)	—	—	—	—	181,193
Non-GAAP gross profit	$559,766	$528,032	$394,552	$1,574,778	$1,170,506
Non-GAAP gross margin	52.5%	51.9%	46.8%	51.7%	44.1%

GAAP operating expenses	$359,627	$351,254	$288,279	$1,040,522	$906,762
Stock-based compensation expense included in operating expense (A)	(30,180)	(33,202)	(22,689)	(92,644)	(68,406)
Amortization of acquisition-related intangible assets	(5,399)	(4,454)	(2,296)	(12,149)	(6,887)
Net charge against operating expenses arising from a weak die/packaging material set (B)	—	—	—	—	(12,705)
Other acquisition-related costs (C)	(6,413)	(7,562)	—	(15,230)	—
Non-GAAP operating expenses	$317,635	$306,036	$263,294	$920,499	$818,764

GAAP net income	$178,273	$151,573	$84,862	$465,065	$81,495
Total pre-tax impact of non-GAAP adjustments	45,041	47,966	27,475	128,297	275,773
Income tax impact of non-GAAP adjustments	(6,302)	(5,994)	5,034	(17,092)	(23,292)
Non-GAAP net income	$217,012	$193,545	$117,371	$576,270	$333,976

Diluted net income per share
GAAP	$0.29	$0.25	$0.15	$0.76	$0.14
Non-GAAP	$0.35	$0.32	$0.20	$0.94	$0.57

Shares used in diluted net income per share computation	613,560	613,934	582,648	614,688	584,500

(A) Excludes stock-based compensation as follows:	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 31,	October 30,	October 31,
	2011	2011	2010	2011	2010
Cost of revenue	$3,049	$2,748	$2,490	$8,274	$6,582
Research and development	$19,308	$21,697	$14,104	$59,594	$43,251
Sales, general and administrative	$10,872	$11,505	$8,585	$33,050	$25,155

(B) Excludes a charge related to the weak die/packaging material set, net of insurance reimbursement.
(C) Other acquisition-related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK
(In millions)
Q4 FY2012 Outlook
January 29,
2012

GAAP operating expenses	$372.0
Stock-based compensation expense included in operating expense	(32.0)
Amortization of acquisition-related intangible assets	(5.0)
Other acquisition-related costs (A)	(5.0)
Non-GAAP operating expenses	$330.0

(A) Other acquisition related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.